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Exhibit 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Ostex International, Inc. Amended and Restated Stock Option Plan, Ostex International, Inc. Amended and Restated 1994 Stock Option Plan and Ostex International, Inc. Amended And Restated Directors' Nonqualified Stock Option Plan for the registration of 292,610 shares of Inverness Medical Innovations, Inc. common stock, of our report dated February 20, 2003, with respect to the consolidated financial statements of Inverness Medical Innovations, Inc. included in its Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
July 11, 2003

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Consent of Independent Auditors